Exhibit 2.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “SLIDEBELTS INC.”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF JANUARY, A.D. 2017, AT 6:06 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

6029681 8100	Authentication: 201964007
SR# 20170534394	Date: 01-31-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SLIDEBELTS INC.
State of Delaware
Secretary of State
Division of Corporations
Delivered 06:06 PM 01/30/2017
FILED 06:06 PM 01/30/2017
Brig Taylor hereby certifies that:	SR 20170534394 - File Number 6029681

ONE:       The original name of this company is SlideBelts Inc., and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was April 29, 2016.

TWO:      He is the duly elected and acting Chief Executive Officer of SlideBelts Inc., a Delaware corporation.

THREE:  The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

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FIRST:   The name of the corporation is SLIDEBELTS INC.

SECOND:   Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 in the city of Wilmington, County of New Castle, Zip Code 19808. The Registered Agent at such address is Corporation Service Company.

THIRD:   The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH:   The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,001,500,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), of which 1,500,000 are designated as Class B Common Stock (“Class B Common Stock”), and 1,000,000,000 are designated as Class A Common Stock (“Class A Common Stock” and together with the Class B Common Stock, the “Common Stock”). The rights, preferences, powers, privileges, and the restrictions, qualifications and limitations of the Class A Common Stock are identical with those of the Class B Voting Common Stock other than in respect of voting and conversion rights as set forth herein, and for all other purposes under this Certificate of Incorporation, including without limitation, dividends, liquidation, stock splits, subdivisions, combinations and the like, the Class B Common Stock and Class A Common Stock shall together constitute a single class of shares of the capital stock of the Corporation.

(a) Voting Rights of Common Stock.

i.       Except as otherwise provided herein or by applicable law, the holders of shares of Class B Common Stock and Class A Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

ii.       Each holder of shares of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

iii.       Except as otherwise required by applicable law, shares of Class A Common Stock shall have not voting power and the holders thereof, as such, shall not be entitled to vote on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(b)       Equal Status.   Except as expressly provided in this Article FOURTH, Class A Capital Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects to the Class B Common Stock as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination of the Corporation requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of the Class A Capital Stock shall receive the same amount and form of consideration, if any, on a per share basis as the consideration, if any, received by holders of the Class B Common Stock in connection with such merger, consolidation or combination (provided that if holders of Class B Common Stock are entitled to make an election as to the amount or form of consideration such holders shall receive in any such merger, consolidation or combination with respect to their shares of Class B Common Stock, the holders of Class A Capital Stock shall be entitled to make the same election as to their shares of Class A Capital Stock), and (ii) in the event of (x) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of the Class A Capital Stock shall receive the same amount and form of consideration on a per share basis as the holders of the Class B Common Stock (provided that if holders of Class B Common Stock are entitled to make an election as to the amount or form of consideration such holders shall receive in any such tender or exchange offer with respect to their shares of Class B Common Stock, the holders of Class A Capital Stock shall be entitled to make the same election as to their shares of Class A Capital Stock).

(c)       Conversion of Class B Common Stock.

i.       Voluntary Conversion.   The shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-to-one basis at any time and from time to time at the option of the holder. Any such conversion shall be effected by the surrender to the Corporation of the certificate or certificates representing the Class B Common Stock, together with written notice by the holder of such Class B Common Stock, stating that such holder desires to convert the shares of Class B Common Stock, or a stated number of such shares represented by such certificate or certificates, into an equal number of shares of the Class A Common Stock. Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for shares of Class A Common Stock are to be issued and shall include instructions for the delivery thereof. The Corporation shall promptly upon receipt of such notice and certificates, issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates evidencing the shares of Class A Common Stock issuable upon such conversion, and the Corporation will deliver to the converting holder a certificate representing any Class B Common Stock shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion that were not converted. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such surrendered certificate or certificates shall have been received by the Corporation.

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ii.       Mandatory Conversion.   Upon a transfer by any holder of any issued and outstanding shares of Class B Common Stock, by operation of law or otherwise, to a person other than pursuant to a Permitted Transfer (as defined below) the shares of Class B Common Stock so transferred shall automatically, without any action on part of the transferor, the transferee or the Corporation, be converted into an equal number of shares of Class A Common Stock upon the consummation of such transfer. “Permitted Transfer” means a transfer of Class B Common Stock (a) voluntarily by the transferor to any trust, limited liability company, limited partnership or other entity having as its sole beneficiaries or owners such transferor, any spouse, parent, sibling, child or grandchild of such transferor or any combination of the foregoing, so long as such trust, limited liability company, limited partnership or other entity is controlled by such transferor (b) to a trust for the benefit of the holder or any member of the holder’s immediate family for estate planning purposes only, or (c) by will or intestacy. Upon surrender of the certificate or certificates representing the shares so transferred and converted the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates representing the shares of Class A Common Stock into which such transferred shares of Class B Common Stock have been converted.

iii.       Effect of Conversion.   Any shares of Class B Common Stock converted pursuant to Section (c) of this Article FOURTH shall be retired and cancelled and may not be reissued as shares of such class, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

FIFTH:   Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH:   Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH:   Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH:   Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

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NINTH:   To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH:   To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law. Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

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FOUR:     This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE:       This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

In Witness Whereof, SlideBelts Inc., has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer on January 30, 2017.

SLIDEBELTS INC.

DocuSigned by:

Signature:	/s/ Brig Taylor
CB7420C8A28E49C...
Name:	Brig Taylor
Title:	Chief Executive Officer

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